OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 23rd day of September, 2002.

BETWEEN:

OZIAS THERIAULT, prospector, having an office at P.O. Box 280, Geraldton, Ontario P0T 1M0

(hereinafter called "Theriault")

OF THE FIRST PART

AND:

BYRON G. COX, Trustee for BLUE HAWK VENTURES INC., a company duly incorporated under the laws of the State of Nevada, having an office at Unit 35, 12880 Railway Avenue, Richmond, BC, V7E 6G4

(hereinafter called "Cox” and “Blue Hawk, respectively)

OF THE SECOND PART

WHEREAS:

A.
Theriault is the sole beneficial owner of 100% of the right, title and interest in and to the Little Bear Mining Claims, which are situated in the Lac du Bonnet Mining Division, Manitoba, which mining claims are more particularly described in Schedule "A" attached hereto and forming part hereof (hereinafter together with any form of successor or substitute mineral tenure called the "Claims").

B.
The parties now wish to enter into an agreement with the understanding that the sole purpose of the said agreement is to explore for and establish a mineable orebody on the Little Bear Lake Property and bring it to production. With this objective in mind, Theriault grants to Blue Hawk the exclusive right and option to acquire an undivided 100% of the right, title and interest in and to the Claims on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

	(a)	"Effective Date" means the date that both parties have signed this Agreement;

	(b)	"Mineral Products" means the products derived from operating the Claims as a mine.

(c)
"Net Smelter Returns" means the net proceeds received by Blue Hawk from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Claims without encumbrances.

	(d)	"Option" means the option granted by Theriault to Blue Hawk pursuant to Section 3.

(e)
"Operating the Claims as a mine" or "Operation of the Claims as a mine" means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Claims.

(f)	"Royalty" means the royalty to be paid by Blue Hawk to Theriault pursuant to Subsection 9.1

(g)	"Dollars ($)" means legal currency of Canada.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Cox and Blue Hawk represent and warrant to Theriault that:

	(a)	Blue Hawk is a body corporate duty incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

	(b)	Blue Hawk has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Blue Hawk is a party; and

(d)
the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of Blue Hawk's constating documents.

2.2	Theriault represents and warrants to Blue Hawk:

(a)
the Claims consist of the Little Bear Mineral Claims which have been duly and validly staked and recorded, are accurately described in Schedule "A", are presently in good standing under the laws of the jurisdiction in which they are located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

(b)
Theriault is the sole beneficial owner of a 100% interest in and to the Claims and has the exclusive right to enter into this Agreement and all necessary authority to dispose of an undivided 100% interest in and to the Claims in accordance with the terms of this Agreement;

(c)
no person, firm or corporation has any proprietary or possessory interest in the Claims other than Theriault and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Claims;

	(d)	neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Theriault is a party or by which it is bound;

	(d)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Claims by Blue Hawk and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	OPTION

3.1
Theriault hereby gives and grants to Blue Hawk the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest of Theriault in and to the Claims, subject only to Theriault receiving the annual option payments, the shares, advance royalty payments and/or the net smelter Royalty of 3%, in accordance with the terms of this Agreement for and in consideration of the following:

	(a)	payment of $13,000 by Blue Hawk to Theriault on the Effective Date;

(b)
payment of $10,000 by Blue Hawk and the issuance of 25,000 shares in the capital of Blue Hawk to be allotted and issued to Theriault on December 31, 2003 upon the completion of a phase I exploration program as recommended by a competent geologist / engineer and submission of a satisfactory engineering report, a recommendation that a phase II exploration program be carried out on the Claims and written notice to Theriault that Blue Hawk will proceed to a phase II exploration program;

(c)
payment of $20,000 by Blue Hawk and the issuance of 25,000 shares in the capital of Blue Hawk to be allotted and issued to Theriault on December 31, 2004 upon the completion of a phase II exploration program as recommended by a competent geologist / engineer and submission of a satisfactory engineering report, a recommendation that a phase III exploration program be carried out on the Claims and written notice to Theriault that Blue Hawk will proceed to a phase III exploration program;

(d)
payment of $25,000 by Blue Hawk and the issuance of 25,000 shares in the capital of Blue Hawk to be allotted and issued to Theriault on December 31, 2005 upon the completion of a phase III exploration program as recommended by a competent geologist / engineer and submission of a satisfactory engineering report, a recommendation that a phase IV exploration program be carried out on the Claims and written notice to Theriault that Blue Hawk will proceed to a phase IV exploration program;

(e)
payment of $150,000 by Blue Hawk and the issuance of 25,000 shares in the capital of Blue Hawk to be allotted and issued to Theriault on December 31, 2006 upon the completion of a phase IV exploration program as recommended by a competent geologist / engineer and submission of a satisfactory engineering report, a recommendation that a phase V exploration program be carried out on the Claims and written notice to Theriault that Blue Hawk will proceed to a phase V exploration program;

3.2
Upon exercise of the Option, Blue Hawk agrees to pay Theriault, commencing January 1, 2007, the sum of $50,000 per annum for so long as Blue Hawk, or its trustee, hold any interest in the Claims and until production from the Claims commences. Failure to make any such annual payment or achieve production in the event a mineable orebody is discovered will require Blue Hawk to return the property to Theriault free and clear of liens, charges, and any encumbrances arising from the agreement.

4.	FINDERS’ FEE

4.1
In consideration for acting as a finder of the Claims between Theriault and Blue Hawk, a Finder’s Fee of 10% of any amount of monies or shares paid to Theriault under this Agreement shall be paid to David Duval, businessman, of 1269 McBride Street, North Vancouver, B.C. V7P 1G2 on the same day and under the same stipulations and in the proportionate amount of dollars or shares as is paid to Theriault.

5.	RIGHT OF ENTRY

5.1	Until such time as the Option has been exercised, Blue Hawk, its employees, agents and independent contractors, will have the sole and exclusive right and option to:

	(a)	enter upon the Claims;

	(b)	have exclusive and quiet possession thereof,

	(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as Blue Hawk in its sole discretion may consider advisable;

	(d)	bring and erect upon the Claims such facilities as Blue Hawk may consider advisable.

6.	TERMINATION

6.1	Subject to Section 8, this Agreement and the Option will terminate:

	(a)	on the Effective Date, unless Blue Hawk has paid to Theriault the sum of $13,000;

	(b)	on January 01, 2004, unless on or before that date, Blue Hawk has paid to Theriault the further sum of $10,000 and caused to be issued 25,000 shares on he capital stock of Blue Hawk;

	(c)	on January 01, 2005, unless on or before that date, Blue Hawk has paid to Theriault the further sum of $25,000 and caused to be issued 25,000 shares on he capital stock of Blue Hawk;

	(d)	on January 01, 2006, unless on or before that date, Blue Hawk has paid to Theriault the further sum of $25,000 and caused to be issued 25,000 shares on he capital stock of Blue Hawk;

	(e)	on January 01, 2007, unless on or before that date, Blue Hawk has paid to Theriault the further sum of $150,000 and caused to be issued 25,000 shares on he capital stock of Blue Hawk;

	(f)	on January 1 of each and every year, commencing on January 1, 2008, unless Blue Hawk has paid to Theriault the sum of $50,000 on or before that date.

7.		COVENANTS OF THERIAULT

7.1		Theriault will:

	(a)	not do any act or thing which would or might in any way adversely affect the rights of Blue Hawk hereunder;

(b)
make available to Blue Hawk and its representatives all records and files in the possession of Theriault relating to the Claims and permit Blue Hawk and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

	(c)	promptly provide Blue Hawk with any and all notices and correspondence from government agencies in respect of the Claims.

8.		COVENANTS OF BLUE HAWK

8.1		Blue Hawk will:

(a)
keep the Claims free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)
permit Theriault, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Claims at all reasonable times and to all records prepared by Blue Hawk in connection with work done on or with respect to the Claims;

(c)
conduct all work on or with respect to the Claims in a careful and minerlike manner and in compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and indemnify and save Theriault harmless from any and all claims, suits, actions made or brought against it as a result of work done by Blue Hawk on or with respect to the Claims; and

	(d)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance.

9.		EXERCISE OF OPTION

9.1		Once Blue Hawk has incurred the exploration expenditures, and made the payments set out in Section 3.1, Blue Hawk will, subject to the right of Theriault to receive the Royalty and the obligation of Blue Hawk to make the annual payments set out in Section 3.2, own an undivided 100% of Theriault's right, title, and interest in and to the Claims.

10.	ROYALTY

10.1	Blue Hawk will pay to Theriault an annual royalty equal to three percent (3%) of Net Smelter Returns, subject to Section 9.4.

10.2
After the exercise of the Option, payment of the Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of January and expiring on the 31st day of December in any year in which production occurs. Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by Blue Hawk and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit. All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of Blue Hawk in respect thereof if such payments or calculations thereof are not disputed by Theriault within 60 days after receipt by Theriault of the said audit statement. Blue Hawk will maintain accurate records relevant to the determination of Net Smelter Returns and Theriault, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

11.	AREA OF MUTUAL INTEREST

11.1
In the event that Blue Hawk, either directly or indirectly during the currency of this Agreement stakes any mineral claims or other mining property or acquires any interest in property(ies) contiguous to the Claims or lying within one (1) kilometre of any of the existing Claims, or any part thereof, it shall notify Theriault in writing as to the details of such staking and such minerals claims or mining property so staked will be deemed to be part of the Claims for the purposes of this Agreement and the costs of such staking shall be paid by Blue Hawk.

11.2
Notwithstanding anything herein contained, no mineral claims or other mining property or any interest lying outside of an area therein contiguous to the Claims or lying within two (2) kilometres of the Claims shall become part of or subject to this Agreement.

11.3
In the event that Theriault, either directly or indirectly during the currency of this Agreement stakes or acquires, including by way of an option, any mineral claims or other mining property or acquires any interest in mineral claims or mining property contiguous to the Claims or lying within two (2) kilometres of any of the existing Claims, or any part thereof, he shall notify Blue Hawk in writing as to the details of such staking or acquisition and the cost thereof and if Blue Hawk so notifies Theriault within thirty (30) days after receiving notice of such details that it wishes such minerals claims or mining property to become part of the Claims, then the mineral claims or mining property so staked or acquired will be deemed thereafter to be part of the Claims for the purposes of this Agreement and the costs of such staking or acquisition shall be paid by Blue Hawk.

11.4
In the event that Blue Hawk does not consent to such mineral claims or mining property becoming part of the Claims, then Theriault shall be entitled to hold such mineral claims or mining property free of the terms of this Agreement.

11.5	Blue Hawk reserves the right to acquire mineral claims or mining property for its own right and account outside the two (2) kilometre area of interest. In the event that Blue Hawk acquires by staking or by option any mineral claims or mining property outside the two (2) kilometre area of interest, Blue Hawk shall be entitled to hold such mineral claims or mining property free of the terms of this Agreement.

12.	OBLIGATIONS OF BLUE HAWK AFTER TERMINATION

12.1	In the event of the termination of the Option, Blue Hawk will:

(a) leave the Claims in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)
deliver to Theriault within 60 days of its written request a comprehensive report on all work carried out by Blue Hawk on the Claims (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by Blue Hawk with respect to the Claims;

(c)
have the right, and obligation on demand made by Theriault, to remove from the Claims within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Claims by or at the instance of Blue Hawk provided that at the option of Theriault, any or all of facilities not so removed will become the property of Theriault; and

(d) deliver to Theriault a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Claims in favour of Theriault, or his nominee.

13.	TRANSFER OF TITLE

13.1
Upon the request of Blue Hawk, Theriault will deliver to Blue Hawk a duly executed transfer in registrable form of an undivided 100% of Theriault's right, title and interest in and to the Claims in favour of Blue Hawk which Blue Hawk will be entitled to register against title to the Claims provided that transfer of legal title to the Claims as set forth in this Subsection 11.1 is for administrative convenience only and beneficial ownership of an undivided 100% interest in the Claims will pass to Blue Hawk only in accordance with the terms and conditions of this Agreement.

14.	REGISTRATION OF AGREEMENT

14.1	Notwithstanding Section 11 of this Agreement, Blue Hawk or Theriault will have the right at any time to register this Agreement or a Memorandum thereof against title to the Claims.

15.	DISPOSITION OF CLAIM

15.1
Blue Hawk may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Claims and this Agreement provided that, at any time, Blue Hawk has first obtained the consent in writing of Theriault, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to Theriault its agreement related to this Agreement and to the Claims, containing:

(a) a covenant with Theriault by such transferee to perform all the obligations of Blue Hawk to be performed under this Agreement in respect of the interest to be acquired by it from Blue Hawk, and

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Claims and this Agreement or any portion thereof to the restrictions contained in this Subsection 13.1.

15.2
The provisions or Subsection 13.1 of this Agreement will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

16.		ABANDONMENT OF PROPERTY

16	.l
Blue Hawk shall have the unfettered right at any time after the exercise of the Option to abandon all or any part of its interest in the Claims. In exercising this right, Blue Hawk will deliver to Theriault duly executed recordable transfers of its interest in such part or parts of the Claims, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of Blue Hawk or its agents or subcontractors hereunder.

17.		CONFIDENTIAL NATURE OF INFORMATION

17.1
The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

18.		FURTHER ASSURANCES

18.1
The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

19.		NOTICE

19.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a) if to Ozias Theriault
P.O. Box 905
Geraldton, Ontario P0T 1M0

(b) if to Blue Hawk Ventures Inc.
Unit 35, 12880 Railway Avenue
Richmond, BC V7E 6G4
Attention: Brian C. Doutaz or Byron G. Cox

19.2
Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

19.3
Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

20.	HEADINGS

20.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

21.	DEFAULT

21.1
If any party (a "Defaulting Party") is in default of any requirement herein set forth other than the provisions of Section 5 for which notice of default need not be given, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

22.	PAYMENT

22.1
All references to monies hereunder will be in Canadian funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

23.	ENUREMENT

23.1	Subject to Section 13, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

24.	TERMS

24.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia.

25.	FORCE MAJEURE

25.1
No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

25.2
All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 23.1.

25.3
A party relying on the provisions of Subsection 23.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

26.	ENTIRE AGREEMENT

26.1
This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

27.	TIME OF ESSENCE

27.1	Time will be of the essence in this Agreement.

28.	ENFORCEMENT OF AGREEMENT

28.1	The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

OZIAS THERIAULT

________________________________________________

BLUE HAWK VENTURES INC.

Per:____________________________________________
      by its Authorized Trustee, Byron G. Cox

SCHEDULE "A"

This is SCHEDULE "A" to an Option To Purchase And Royalty Agreement made as of the 23rd day of September, 2002 between OZIAS THERIAULT and BLUE HAWK VENTURES INC.

Little Bear Lake Claims: Lac du Bonnet Mining Division
Claim Number	Claim Name	Expiry Date	Hectares per claim
MB2822	Meagan 1	November 22, 2002	32
MB2823	Meagan 2	November 22, 2002	32
MB2821	Meagan 8	October 17, 2002	160
MB2021	Iris 1	March 7, 2003	128
MB2020	Iris 2	March 7, 2003	224
W53681	Iris 3	December 23, 2002	144
MB3189	Iris 4	October 14, 2003*	224
MB3190	Iris 5	October 14, 2003*	256
MB3181	Iris 6	October 14, 2003*	128
MB2819	Iris 7	October 17, 2002	144
MB2818	Iris 8	October 17, 2002	96
MB2824	Viola 1	November 22, 2002	32

* + 60 days